Exhibit (a)(1)(H)
Stock Options: Vesting Details ATML DJIA Nasdaq: S&P 500 Account [ # 1 Switch Accounts Grant Date Number Type Price Granted [ Date ] [ # ] [ ] $[ # ] [ # ] Vest Bate Vesting Vested Exercisable Vest Type Expiration [ Date ] [ # ] [ # ] [ # ] [ ] [ Date ] [ Date ] [ # ] [ # ] [ # ] [ ] [ Date ] [ Date ] [ # ] [ # ] [ # } [ ] [Date]